Exhibit 99.2

ACCESS MIDSTREAM PARTNERS, L.P.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Page
Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012	2
Notes to unaudited pro forma condensed consolidated financial statements	3

ACCESS MIDSTREAM PARTNERS, L.P.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

(Unaudited, $ in thousands)

		Chesapeake
		Midstream
	Partnership	Operating	Pro Forma		Partnership
	Historical	(a)	Adjustments		Pro Forma
Revenues, including revenue from affiliates	$608,447	$212,129	$(28,054	)(b)	$835,846
			43,324	(c)
Operating Expenses:
Operating expenses, including expenses from affiliates	197,639	115,345	(16,263	)(b)	296,721
Depreciation and amortization expense	165,517	92,405	(13,928	)(b)	258,443
			4,054	(d)
			10,395	(e)
General and administrative expense, including expenses from affiliates	67,579	37,916	(7,615	)(b)	97,880
Impairment of property, plant and equipment and other assets	—	8,242	(8,242	)(b)	—
Other operating (income) expense	(766)	(6,398)	6,392	(b)	(772)

Total operating expenses	429,969	247,510	(25,207)		652,272
Operating income (loss)	178,478	(35,381)	40,477		183,574
Other Income(Expense):
Income from unconsolidated affiliates	67,542	48,795	(49,360	)(b)	66,977
Gain/(loss) from sale of investments		1,093,611	(1,093,611	)(b)	—
Interest expense	(64,739)	(1,070)	1,070	(f)	(115,985)
			(51,246	)(g)
Other income (expense)	320	1,049	(1,047	)(b)	322

Income(loss) before income tax expense	181,601	1,107,004	(1,153,717)		134,888
Income tax expense	3,214	437,118	(437,118	)(b)	3,214

Net income (loss)	178,387	669,886	(716,599)		131,674
Net (loss) attributable to noncontrolling interest	(68)	(193)	—		(261)

Net income (loss) attributable to Access Midstream Partners, L.P.	$178,455	$670,079	$(716,599)		$131,935

Limited partner interest in net income
Net income					$131,935
Less general partner interest in net income					7,551

Limited partner interest in net income					$124,384

Net income per common unit—basic and diluted					$0.81
Net income per subordinated unit—basic and diluted					$0.84

ACCESS MIDSTREAM PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(Unaudited, $ in thousands)

1. Basis of presentation

The unaudited pro forma condensed consolidated statement of operations is based upon the historical consolidated financial statements of the Partnership and the historical financial statements of CMO. The unaudited pro forma condensed consolidated statement of operations presents the impact of the CMO Acquisition on the Partnership’s results of operations. The accompanying unaudited pro forma condensed consolidated statement of operations of the Partnership should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2012.

2. Pro forma adjustments

The following adjustments for the Partnership have been prepared as if the CMO Acquisition occurred on January 1, 2012, in the case of the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012. Operating results from the CMO Acquisition for the three months ended December 31, 2012 are included in the Chesapeake Midstream Operating column.

(a)	The historical operating results of CMO, including certain assets and related financial statement impacts, that were not acquired by the Partnership.

(b)	Adjustments to the income of CMO for certain assets that were not included in the acquisition.

(c)	Concurrent with closing the CMO acquisition, the partnership entered into new gathering contracts effective July 1, 2012, resulting in increased revenues relative to prior contractual arrangements.

(d)	Adjustment to record CMO depreciation expense for the gathering systems acquired to reflect the expense that would have been recorded to the Partnership. For the year ended December 31, 2012, depreciation expense would have been approximately $82.5 million.

(e)	Amortization of the customer relationship purchased in connection with the CMO acquisition. The intangible asset with CHK is amortized on a straight-line basis over 20 years.

(f)	Elimination of interest expense to reflect debt that was not acquired in the acquisition of CMO.

(g)	Interest at 4.875% for the year ended December 31, 2012 on the senior notes issuance incurred to fund the CMO Acquisition. A 125 basis point increase in the interest rate would have increased interest expense $12.5 million for the year ended December 31, 2012.

3. Pro forma net income per limited partner unit

The Partnership’s net income is allocated to the general partner and the limited partners, including any subordinated unitholders, in accordance with their respective ownership percentages. The Partnership’s net income allocable to the limited partners is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Accordingly, if current net income allocable to the limited partners is less than the minimum quarterly distribution, more income is allocated to the common unitholders than the subordinated unitholders for that quarterly period.

Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of the limited partnership agreement, to the common and subordinated unitholders by the number of common and subordinated units outstanding. For purposes of this calculation, we assumed that (1) annual pro forma cash distributions were equal to annual pro forma earnings and (2) 3,866,488 general partner units, 97,324,453 common units and 69,076,122 subordinated units were outstanding since the beginning of the periods presented. Because (i) the limited partnership agreement requires the Partnership to distribute available cash rather than the earnings reflected in the Partnership’s income statement and (ii) the pro forma net income per unit calculation has been prepared on a year-to-date basis in lieu of a quarterly basis, actual cash distributions declared and paid by the Partnership may vary significantly from reported pro forma net income per unit.

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